EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release October 19, 2005
Contact:  Don Jennings, President, or Clay Hulette, Vice President
                    (502) 223-1638
                    216 West Main Street
                    P.O. Box 535
                    Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

          Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $491,000 for the three months ended September 30, 2005, compared to $310,000 for First Federal Savings and Loan of Hazard for the three months ended September 30, 2004, an increase of $181,000 or 58.4%.  On March 2, 2005, the mutual-to-stock conversion of First Federal Savings and Loan of Hazard culminated in the formation of Kentucky First Federal Bancorp and the acquisition of Frankfort First Bancorp, Inc., parent company of First Federal Savings Bank of Frankfort.  Earnings per share for Kentucky First Federal were $0.06 for the three months ended September 30, 2005.  As First Federal Savings and Loan of Hazard was not a stock-owned company during the comparable three months in 2004, earnings per share are not reported for that period.

          The increase in net earnings for the period ended September 30, 2005 was primarily attributable to the inclusion of earnings generated by First Federal Savings Bank of Frankfort.  Net Interest Income increased from $879,000 to $1.7 million, an increase of $800,000 or 91.0%.  Offsetting this increase was an increase in General, Administrative, and Other Expense from $397,000 to $1.0 million, an increase of $623,000 or 156.9%.  This increase is attributable to the assumption of the operating expenses of First Federal Savings Bank of Frankfort, as well as increased costs associated with operating a public company.

          At September 30, 2005, the Company reported its book value per share as $7.67.

          This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

          Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At September 30, 2005 the Company had approximately 8,596,000 shares outstanding.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	September 30, 2005	June 30, 2005

	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$9,379	$8,358
Investment Securities	85,363	86,836
Loans Receivable, net	151,693	151,712
Other Assets	26,714	27,009

Total Assets	$273,149	$273,915

Liabilities
Deposits	$154,455	$155,044
FHLB Advances	50,629	50,985
Other Liabilities	2,136	1,947

Total Liabilities	207,220	207,976
Shareholders’ Equity	65,929	65,939

Total Liabilities and Equity	$273,149	$273,915

Book Value Per Share	$7.67	$7.67

Condensed Consolidated Statements of Earnings
(In thousands, except share data)

	Three months ended September 30,

	2005	2004

	(Unaudited)
Interest Income	$3,208	$1,433
Interest Expense	1,529	554

Net Interest Income	1,679	879
Provision for Losses on Loans	14	15
Other Operating Income	59	5
General, Administrative, and Other Expense	1,020	397

Earnings Before Federal Income Taxes	704	472
Federal Income Taxes	213	162

Net Earnings	$491	$310

Earnings per share:
Basic	$0.06	N/A

Diluted	$0.06	N/A

Weighted average outstanding shares:
Basic	8,259,091	N/A

Diluted	8,259,091	N/A